ASSIGNMENT OF AND AMENDMENT
                             TO CUSTODIAN AGREEMENT
                          dated as of February 28, 2005
                  (Relating to Commonwealth Cash Reserve Fund,
                       Federal Portfolio and SNAP(R) Fund)

      Assignment and Amendment dated as of November 1, 2006 (this "Amendment"), among COMMONWEALTH CASH RESERVE FUND, INC., a Virginia corporation (the "Fund"), WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia") and U.S. BANK NATIONAL ASSOCIATION ("U.S. BANK").

                                    RECITALS

      The Fund and Wachovia, are parties to that certain Custodian Agreement, dated as of February 28, 2005, (the "Existing Agreement") and as amended by this Amendment (the "Agreement") relating to the Commonwealth Cash Reserve Fund, Federal Portfolio and SNAP(R) Fund portfolios (the "Portfolios"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Agreement.

      U.S. Bank purchased Wachovia's institutional custody business, as a part of which Wachovia had performed all Agreement Services (as defined below) pursuant to the terms and conditions of the Existing Agreement;

      Effective as of the date of this Agreement (the "Effective Date") U.S. Bank shall succeed Wachovia as Custodian under the Existing Agreement and assumed duties regarding the Agreement Services (as defined below) pursuant to the Agreement. In connection therewith the parties desire to provide for Wachovia's performance of the Wachovia Services (as defined below) separate and apart from Custodial Services (as defined below) pursuant to certain deposit account arrangements between the Fund and Wachovia, and not pursuant to the Agreement.

      The Fund, Wachovia and U.S. Bank have determined, subject to the terms and conditions of this Amendment, that the Existing Agreement be amended as set forth herein to provide for the above-described revisions to its terms.

      Accordingly, the Fund, Wachovia and U.S. Bank hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreement is hereby amended effective as of the Effective Date, as follows:

      SECTION 1. New Definitions. The following defined terms shall have the respective meanings as follows:

      "Agreement Services" shall mean all services, functions and activities required to be performed, provided and/or undertaken by the Custodian for, on behalf of or for the benefit of the Fund in connection with the Portfolios, in accordance with the Existing Agreement, prior to the Effective Date.


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      "Custodial Services" shall mean the Agreement Services, other than the
      Wachovia Services, which U.S. Bank shall perform pursuant to the terms and conditions of the Agreement.

      "Retained Accounts" shall mean each deposit account established and maintained from time to time by Wachovia, registered or titled in the name of the Fund on behalf of the Portfolios for cash funds credited to the applicable Portfolio from time to time, to receive, hold on deposit, transfer and disburse such cash funds pursuant to the Agreement.

      "Wachovia Services" shall mean the reporting, deposit, transfer and disbursement services related to funds deposited to Retained Accounts, which Wachovia shall perform pursuant to the terms and conditions of the Existing Agreement and as herein set forth, and pursuant to the terms of any separate account deposit, cash management, and earnings credit arrangements if and to the extent established between Wachovia and the Fund.

      SECTION 2. Division of Services. U.S. Bank shall become the Custodian of the securities and similar assets of the Fund (except for such assets of the Fund that are held by Wachovia) and shall be responsible for the performance of the Custodial Services under the terms of the Agreement from and after the Effective Date (but not for the performance of Wachovia Services), and U.S. Bank confirms that it has assumed all of the covenants and obligations of the Custodian under, and agrees to the other terms and conditions of, the Agreement, as such performance, covenants and other obligations of the Custodian with respect to such services (other than with respect to Wachovia Services and Retained Accounts) arise from and after the Effective Date. U.S. Bank shall transfer cash funds to Wachovia for deposit in and receive cash funds transfers from the Retained Accounts. U.S. Bank and Wachovia may utilize their funds settlement interface to provide notices to Wachovia and advice to U.S. Bank of such cash fund transfers. U.S. Bank shall use commercially reasonable efforts to transfer to Wachovia for deposit in the Retained Accounts, uninvested cash funds held by U.S. Bank as Custodian under the Agreement, to the extent available as and when necessary to complete such transfer, prior to the close of business on each business day.

      SECTION 3. Performance of Wachovia Services; Transfers From and To U.S. Bank. Wachovia shall perform directly for the Fund the Wachovia Services with respect to each Retained Account, and shall be Custodian of the assets of the Fund held in the Retained Accounts, from and after the Effective Date. Wachovia shall be responsible for the performance of Wachovia Services under the terms of the Agreement from and after the Effective Date (but not for the performance of Custodial Services with respect to assets of the Fund held by U.S. Bank), and Wachovia confirms that in providing such services it shall be subject to all of the covenants and obligations of the Custodian under, and agrees to the other terms and conditions of, the Agreement, as such performance, covenants and other obligations of the Custodian with respect to such services (other than with respect to Custodial Services relating to assets of the Fund held by U.S. Bank) arise from and after the Effective Date. All transfers of cash funds related to the Wachovia Services received from U.S. Bank pursuant to the Agreement shall be deposited to the applicable Retained Accounts established on behalf of the Fund with respect to the Portfolios. All other receipts and transfers of cash funds related to Wachovia Services shall be credited to Retained Accounts pursuant to the terms of Agreement. Cash funds received by Wachovia from any source that are for subsequent use or disposition by U.S. Bank pursuant to the requirements of the Agreement, shall be transferred from the Retained Accounts to U.S. Bank upon Wachovia's receipt of instructions from U.S. Bank. As compensation for services rendered by Wachovia from and after the Effective Date, the Fund shall pay Wachovia the fees specified in Schedule B of the Existing Agreement under the caption "CCRF Funds - Banking Services" (and any other fees payable by the Fund in accordance with Schedule B shall be payable to U.S. Bank).

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      SECTION 4. Description of Retained Accounts. Each Retained Account shall be established and maintained by Wachovia as a demand deposit account captioned in the name of the Fund with respect to the applicable Portfolio in connection with provision of the Wachovia Services and, except as provided herein, shall not be transferred to or established by or subject to the control of U.S. Bank.

      SECTION 5. Wachovia Reliance on Instructions. The Fund hereby acknowledges that Wachovia will be acting in reliance on the information and instructions received from U.S. Bank or the Fund in processing of transfers (deposits and withdrawals) between the Retained Accounts and the custody accounts for the Fund maintained by U.S. Bank or other accounts of the Fund or third parties. The Fund expressly directs Wachovia to process such transfer instructions received from U.S. Bank or the Fund.

      SECTION 6. Release of Wachovia. Except with respect to the Wachovia Services, Wachovia hereby is released from further performance of the Agreement Services and Custodial Services, and from its other covenants and obligations under the Agreement arising, from and after the Effective Date; provided, however, that Wachovia shall not be so released with respect to and shall remain responsible for, and U.S. Bank shall not assume, any liability arising from or relating to the performance of Agreement Services prior to the Effective Date; and further provided, that solely as between U.S. Bank and Wachovia this Agreement shall not operate as an amendment or waiver of any of the terms of or obligations each party may owe the other party pursuant to the operative documents that govern the sale to U.S. Bank by Wachovia Corporation of its institutional custody business.

      SECTION 7. Transfer of Files, Documents and Systems. Wachovia has transferred and delivered as of the date hereof, to U.S. Bank all files, documents, data, processing systems and other information (in electronic media and/or printed form) related to the Portfolios required for U.S. Bank to fully provide Custodial Services in the same manner with respect to the Portfolios as provided by Wachovia pursuant to the Existing Agreement.

      SECTION 8. Modification of Existing Agreement. Except as modified herein, the provisions of the Existing Agreement shall remain in effect from and after the Effective Date and shall be applied, in all respects to implement and give full, controlling effect to the amendments contained herein, and shall be read together with this Amendment to so constitute the Agreement. Without limiting the effect of the foregoing sentence, from and after the Effective Date, all references in the Existing Agreement to the Custodian shall be deemed to mean U.S. Bank, other than in connection with duties, rights and functions related to the Retained Accounts and other than Wachovia Services, and as to such duties rights and functions related to the Retained Accounts and Wachovia Services, all references in the Existing Agreement to the Custodian shall be deemed to mean Wachovia.

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      SECTION 9. Representations and Warranties. Each of Wachovia and U.S. Bank
separately hereby represents and warrants to the Fund that it is in compliance with all terms and provisions set forth in the Agreement on its part to be observed or performed, and that no default has occurred or is continuing on its part under the Agreement.

      SECTION 10. Limited Effect. Except as expressly amended and modified by this Amendment, the provisions of the Existing Agreement shall remain in full force and effect as terms of the Agreement.

      SECTION 11. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

      SECTION 12. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

      IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.



COMMONWEALTH CASH                           U.S. BANK NATIONAL ASSOCIATION,
RESERVE FUND, INC.                          as U.S. Bank
FUND, as the Fund


By _________________________________        By _______________________________
   Name:                                       Name:
   Title:                                      Title:


WACHOVIA BANK, NATIONAL
ASSOCIATION, as Wachovia


By _________________________________
   Name:
   Title:

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